Exhibit 99.1

SWS Group Confirms Receipt of Unsolicited

Acquisition Proposal from Hilltop Holdings

SWS Stockholders Advised to Take No Action at This Time

DALLAS, January 10, 2014 – SWS Group, Inc. (NYSE: SWS) today confirmed that it received an unsolicited acquisition proposal from Hilltop Holdings Inc. (NYSE: HTH) to acquire the outstanding common stock that Hilltop does not already own for $7.00 per share in 50% cash and 50% Hilltop common stock.

Consistent with its fiduciary duties and in consultation with its financial and legal advisors, SWS Group’s Board of Directors will review the proposal to determine the course of action that it believes is in the best interests of the Company and its stockholders. The SWS Group Board will make its recommendation to stockholders in due course. SWS Group stockholders are advised to take no action at this time.

About SWS Group

SWS Group, Inc. is a Dallas-based holding company offering a broad range of investment and financial services through its subsidiaries. The Company’s common stock is listed and traded on the New York Stock Exchange under the symbol SWS. SWS Group, Inc. subsidiaries include Southwest Securities, Inc., SWS Financial Services, Inc., and Southwest Securities, FSB.

Forward-Looking Statements

This news release contains forward-looking statements. Readers are cautioned that any forward-looking statements, including those predicting or forecasting future events or results, which depend on future events for their accuracy, embody projections or assumptions, or express the intent, belief or current expectations of the company or management, are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially as a result of various factors, some of which are out of the

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Company’s control, including, but not limited to, volume of trading in securities, volatility of securities prices and interest rates, liquidity in capital and credit markets, availability of lines of credit, customer margin loan activity, creditworthiness of the Company’s correspondents, trading counterparties and customers, demand for housing, general economic conditions, especially in Texas and New Mexico, changes in the commercial lending and regulatory environments and other factors discussed in the Company’s Annual Report on Form 10-K and in the Company’s other reports filed with and available from the Securities and Exchange Commission.

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Contact

Ben Brooks, Corporate Communications (214) 859-6351, bdbrooks@swst.com

or

Steve Frankel / James Golden / Scott Bisang,

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449